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                                                                     EXHIBIT 2.1

             PLAN OF RESTRUCTURING AND SECURITIES PURCHASE AGREEMENT

         THIS PLAN OF RESTRUCTURING AND SECURITIES PURCHASE AGREEMENT (this "AGREEMENT") is made as of January 29, 2003, by and among SHANGHAI SHANDA INTERNET DEVELOPMENT CO., LTD. [Chinese name], a limited liability company formed under the laws of the People's Republic of China ("SHANGHAI SHANDA"), SPIRIT HIGH VENTURES LIMITED (to be renamed as SHANDA HOLDINGS LIMITED), an international business company formed under the laws of the British Virgin Islands ("BVI SHANDA"), TWIN LUCK VENTURES LTD., an international business company formed under the laws of the British Virgin Islands ("TWIN LUCK"), LUCK JOY VENTURES LTD., an international business company formed under the laws of the British Virgin Islands (together with Twin Luck, the "FOUNDER HOLDING COMPANIES"), CHEN TIANQIAO and CHEN DANIAN (together with Mr. CHEN Tianqiao, the "FOUNDERS"), and SB ASIA INFRASTRUCTURE FUND L.P., a limited partnership formed under the laws of the Cayman Islands ("SAIF").

                                    RECITALS

         A. Shanghai Shanda is a limited liability company incorporated under the Company Law of the People's Republic of China, with a registered capital of RMB 1,500,000.

         B. Shanghai Shanda is currently engaged in the business of developing, marketing and distributing online games in the People's Republic of China (the "BUSINESS"), as more fully described in a Business Plan prepared by the Company, dated________ ____, 2003 (the "BUSINESS PLAN"), a copy of which is attached hereto as EXHIBIT A.

         C. The Founders own beneficially and of record all the registered capital of Shanghai Shanda and manage the Business on behalf of Shanghai Shanda.

         D. Shanghai Shanda and SAIF signed a non-binding Term Sheet, dated as of November 28, 2002, which sets forth certain terms and conditions relating to a proposed investment by SAIF, or one of its affiliated funds or designees, in Shanghai Shanda (the "SERIES A FINANCING") through an offshore holding company to be organized under the laws of the British Virgin Islands.

         E. SAIF has received a copy of the draft Shanda Networking Co. Ltd. Agreed-upon Procedures dated December 31, 2002.

         F. In connection with the proposed Series A Financing, it is deemed necessary and desirable to implement a Plan of Restructuring, as more fully described in Section 2 below.

         G. Pursuant to the Plan of Restructuring, the Founders established BVI Shanda and, subject to this Agreement, will cause BVI Shanda to
(i) amend and restate its Memorandum and Articles of Association (the "RESTATED MEMORANDUM AND ARTICLES") to incorporate the Certificate of Designation of Preferred Stock in substantially the form attached hereto as EXHIBIT B and provisions contained in Sections 2, 3, 4, and 5 of the Shareholders Agreement (as defined below) and (ii) adopt the Restated Memorandum and Articles prior to Closing (as defined below).

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         NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Definitions. For purposes of this Agreement the following terms have the following meanings:

         "ACTOZ DISPUTE" means any dispute, potential litigations, arbitrations or claims arising out of, in connection with or in relation to that certain Software Licensing Agreement among Actoz Soft Co., Ltd., Shanghai Shanda Internet Development Co., Ltd., Shanghai Pudong New Area Imp. & Exp. Corp. dated as of June 29, 2001.

         "AFFILIATE" means, in respect of a Person, any other Person if it directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the other specified Person.

         "AGREEMENT" has the meaning set forth in the preamble to this Agreement.

         "BALANCE SHEET DATE" means December 31, 2002.

         "BUSINESS" shall have the meaning set forth in the recitals.

         "BUSINESS DAY" means any day, excluding Saturdays and Sundays, on which banks in Hong Kong, the People's Republic of China and the Commonwealth of Massachusetts are open for business during their normal business hours.

         "CLOSING" has the meaning set forth in Section 3.2 of this Agreement.

         "COFTEC" means the Shanghai Foreign Investment Commission.

         "COMMON STOCK" means the common stock, par value US$0.01 per share, of BVI Shanda.

         "COMPANY GROUP" means Shanghai Shanda, BVI Shanda, the WFOE and their respective Subsidiaries from time to time whose gross assets exceed US$15,000,000, or any one of them.

         "COMPLETION OF THE PLAN" has the meaning set forth in Section 2.3 of this Agreement.

         "CONTROL" means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or, indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

         "E&Y" means Ernst & Young Hua Ming Assurance & Advisory Business Services, auditors to Shanghai Shanda.

         "FINANCIAL STATEMENTS" means the audited balance sheets, profit and loss accounts and cash flow statements of Shanghai Shanda as of December 31, 2002, copies of which are attached to this Agreement as EXHIBIT C.

         "GRANDALL" means Grandall Legal Group (Shanghai), PRC Counsel to Shanghai Shanda.

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         "HERBERT SMITH" means Herbert Smith, Hong Kong counsel to Shanghai
Shanda.

         "IFRS" means International Financial Reporting Standards, as promulgated by the International Accounting Standards Board and as in effect from time to time (save in respect of any warranty in Section 4, "IFRS" shall be construed as at the time or period to which the respective warranty relates). Except as otherwise expressly provided in this Agreement, all terms of an accounting or financial nature shall be construed in accordance with IFRS.

         "ICP LICENSE" means the License for Operation of Telecommunication and Information Service issued by the Shanghai Telecommunication Administration to Shanghai Shanda on April 7, 2001.

         "INTELLECTUAL PROPERTY" means patents, patent applications, trademarks, service marks, mask works, trade names, copyrights, trade secrets, information, proprietary rights, and processes.

         "KNOWLEDGE" means the knowledge after making all reasonable inquiries and investigation and refers to the knowledge of the senior management and executive officers of an entity to which knowledge is attributed.

         "MATERIAL ADVERSE EVENT" means, with respect to any member of BVI Shanda, the WFOE or Shanghai Shanda any change, event, or effect that is materially adverse to the business, operations, assets, liabilities, financial condition, or results of operations or prospects of that Person.

         "PERSON" means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental authority or other entity of any kind or nature.

         "PLAN OF RESTRUCTURING" means the Memorandum of Understanding, dated__________ ___, 2003, attached hereto as EXHIBIT D.

         "PRC" means the People's Republic of China, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the Islands of Taiwan.

         "PRC GAAP" means generally accepted accounting principles in the PRC applied on a consistent basis.

         "PREFERRED STOCK" means the Preferred Stock of BVI Shanda.

         "PURCHASED SECURITIES" has the meaning set forth in Section 3.1 of this Agreement.

         "QUALIFIED IPO" means the closing of the Company's first firm commitment, underwritten public offering of Common Stock in connection with which Common Stock (or the shares of a company of which the Company is a wholly owned subsidiary established for the purpose of listing (the "LISTCO")) is listed and becomes publicly traded on an internationally recognized securities exchange or the NASDAQ National Market or the issue or transfer of shares in a company whose shares are listed on an internationally recognized stock exchange or

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on NASDAQ National Market for which shares approval for listing and trading has been duly obtained and which shares are issued or transferred in consideration of the acquisition of the Common Stock of the Company or the shares of the Listco, provided, however, that such transaction or listing shall result in aggregate proceeds to the Company or to SAIF in excess of US$100,000,000 (before deduction for underwriters commissions and expenses) and (b) a total market capitalization of the Company or the Listco of not less than US$500,000,000.

         "RELEVANT CLAIM" means a claim by SAIF in respect of any of the representations and warranties contained in Section 4 hereof.

         "RESERVED" means, with respect to any class or series of a company's stock to be issued in connection with the conversion thereinto or exchange therefor of any security or the exercise of any option, warrant or right with respect thereto, that the board of directors of such company has adopted a resolution providing that the company shall refrain from issuing a number of shares of such stock, and that such shares will remain in the authorized but unissued capital of the company, unless issued as a result of such conversion, exchange or exercise. The word "Reserve" shall have a meaning correlative to the foregoing.

         "RESTATED MEMORANDUM AND ARTICLES" has the meaning set forth in the recitals of this Agreement.

         "RESTRUCTURING" means the reorganization of the business, affairs and arrangements of the Company Group in accordance with the Plan of Restructuring.

         "RESTRUCTURING DOCUMENTS" means the documents set forth in EXHIBIT E.

         "SENIOR MANAGER" means, with respect to any member of the Company Group, the chief executive officer of such company and any member of management reporting directly to the board of directors or chief executive officer of such company.

         "SERIES A PREFERRED STOCK" means the Series A Preferred Stock, par value US$0.01 per share, of BVI Shanda.

         "SERIES A-1 PREFERRED STOCK" means the Series A-1 Preferred Stock, par value US$0.01 per share, of BVI Shanda.

         "SHAREHOLDERS AGREEMENT" means the Shareholders Agreement in substantially the form attached as EXHIBIT F to this Agreement.

         "SUBSIDIARY" means, with respect to any Person that is not an individual, any corporation, partnership, or other entity, Controlled by such Person.

         "TRANSACTION DOCUMENTS" means this Agreement and the Shareholders Agreement and the Restructuring Documents.

         "US GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

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         "WFOE" means [Chinese name] a wholly foreign-owned enterprise established by BVI Shanda in Shanghai.

         "WARRANTORS" means the Founder Holding Companies, Shanghai Shanda and BVI Shanda.

2.       Plan of Restructuring.

         2.1 Adoption of the Plan. The Board of the Directors and the shareholders of Shanghai Shanda shall adopt the Plan of Restructuring in substantially the form attached as EXHIBIT D hereto.

         2.2 Restructuring Documents. EXHIBIT E sets forth accurately all material documents necessary to implement the Plan of Restructuring. Each of Shanghai Shanda and the Founders agrees, jointly and severally, that it or he will execute, or procure to be executed, the Restructuring Documents in a form mutually agreed by SAIF and BVI Shanda.

         2.3 Completion of the Plan. Each of Shanghai Shanda and the Founder Holding Companies undertakes, jointly and severally, to SAIF that it or he will use best endeavors to complete the Plan of Restructuring prior to Closing. For the purpose of this Agreement, completion of the Plan of Restructuring shall mean the following (the "COMPLETION OF THE PLAN"): (i) all Restructuring Documents in form and substance reasonably acceptable to SAIF have been duly executed by all parties thereto and constitute legally binding obligations of the parties thereto in accordance with their respective terms;
(ii) all necessary consents and approvals for the establishment of the WFOE have been duly obtained; (iii) delivery of a legal opinion by Grandall with respect to the Plan of Restructuring in a form reasonably acceptable to SAIF; (iv) transfer of funds totaling not less than RMB220,000,000 (the actual amount of such transfer shall equal to all of the cash on hands held by Shanghai Shanda as reflected on its balance sheet as of Closing) by Shanghai Shanda to a bank account in the name of WFOE with a bank mutually acceptable to Shanghai Shanda and SAIF pursuant to a loan agreement between Shanghai Shanda and SAIF in a form reasonably acceptable to SAIF. Within 14 days from Completion of the Plan, Shanghai Shanda shall deliver to SAIF a certificate in form reasonably satisfactory to SAIF signed by the legal representative of Shanghai Shanda to the effect that the Restructuring has been completed as provided herein.

         2.4 Conduct of the Business of Shanghai Shanda. Prior to the Closing, each of the Founders undertakes to SAIF, jointly and severally, to cause Shanghai Shanda to conduct its business in the ordinary course of business and in a prudent manner consistent with past practice.

         2.5 Founders' Interest in Shanghai Shanda. The Founders jointly and severally represent to SAIF as follows: (i) they are the only record and beneficial owners of all the interest in the registered capital of Shanghai Shanda, free and clear of all liens, security interest, pledges, claims, restrictions, equities, charges and encumbrances of any nature whatsoever (the "Encumbrances") except for the grant of the options set forth below. Each of the Founders jointly and severally undertakes to SAIF that he will not transfer, alienate or dispose of any interest in the registered capital of Shanghai Shanda or create any Encumbrances on the registered capital of Shanghai Shanda (except for the grant of options pursuant to this Agreement)

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without the consent of SAIF. Each Founder hereby grants an option to BVI Shanda or a Person designated in writing by BVI Shanda to purchase for RMB 10,000 either all his interest in the register capital of Shanghai Shanda or substantially all the assets of Shanghai Shanda remaining after the Completion of the Plan, including, without limitation, the ICP License, subject to applicable restrictions under PRC law.

         2.6 Consummation of the Restructuring. BVI Shanda and Shanghai Shanda agree to use best efforts to perform all of their obligations under the Restructuring Documents and to consummate the transactions contemplated thereunder promptly after entry into this Agreement, and in no event later than two years from the date hereof.

3. Purchase and Sale of Preferred Stock; Purchase and Sale of Founders Stock; and the Issuance of the Warrant.

         3.1      Subject to the terms and conditions of this Agreement:

                  (a) BVI Shanda agrees to issue and sell to SAIF, and SAIF agrees to buy from BVI Shanda, 19,788,918 shares of Series A Preferred Stock (the "PURCHASED SHARES") at a per share price of US$1.5160 for an aggregate purchase price of US$30,000,000.

                  (b) BVI Shanda agrees to grant to SAIF a Warrant, in substantially the form attached hereto as EXHIBIT G (the "WARRANT"), to purchase additional shares of the Series A Preferred Stock. The Purchased Shares and the Warrant shall hereinafter be referred to as the "PURCHASED SECURITIES".

                  (c) The Founder Holding Companies shall sell to SAIF, and SAIF shall purchase from each of the Founder Holding Companies, the number of shares of Common Stock for the consideration set forth opposite such Founder Holding Companies' name in Exhibit 3.1 hereof ("FOUNDER SHARES") at a per share price of US$0.6064.

                  (d) BVI Shanda agrees to issue shares of Series A-1 Preferred Stock to SAIF in exchange for the Founders Shares at a ratio of 1 share of the Series A-1 Preferred Stock for 1 Founders Share.

         3.2      Closing. The consummation of the transactions set forth in
Section 3.1 (the "CLOSING") shall take place at the offices of O'Melveny & Myers LLP, 20/F, Kerry Center, 1515 Nanjing Road West, Shanghai 200040, China, on the later of (i) the fourth Business Day following satisfaction or waiver (if applicable) of the conditions set out in Sections 8 and 9, (ii) ten Business Days after the execution and delivery hereof by each of the parties hereto, or
(iii) such other place and time as BVI Shanda and SAIF shall mutually agree. At the Closing, subject to satisfaction or waiver of the conditions set forth in Sections 8 and 9 and the performance by each other party of its obligations hereunder,

                  (a) BVI Shanda shall deliver to SAIF (i) a certificate representing the Purchased Shares, (ii) the duly executed Warrant, (iii) a counterpart or counterparts of the Shareholders Agreement executed by all parties other than SAIF, and (iv) any other documents or items any Warrantor is contemplated hereunder to deliver to SAIF at or prior to the Closing;

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                  (b)      SAIF shall deliver to BVI Shanda (i) a counterpart of
the Shareholders Agreement executed by SAIF, and (ii) the purchase price in immediately available funds for the Purchased Shares.

                  (c) The Founder Holding Companies shall deliver to SAIF certificates evidencing the Founders Shares, together with a duly executed instrument of transfer in form reasonably satisfactory to SAIF.

                  (d) SAIF shall pay each Founder Holding Company, or its designee in immediately available funds, the purchase price indicated in Exhibit
3.1 for the Founders Shares sold to SAIF by such Founder Holding Company.

                  (e) SAIF shall deliver to BVI Shanda certificates evidencing the Founders Shares, together with a duly executed instrument of transfer in form reasonably satisfactory to BVI Shanda.

                  (f) BVI Shanda shall issue to SAIF certificates evidencing the shares of Series A-1 Preferred Stock issued to SAIF in exchange for the Founders Shares.

                  (g) The Founder Holding Companies shall cause two individuals nominated by SAIF in writing to be elected to BVI Shanda's board of directors.

         3.3 Payment Terms. Payment of the purchase price for the Purchased Shares shall be made by wire transfer to an account designated by BVI Shanda to SAIF in writing at least three (3) Business Days prior to Closing. Payment of the purchase price for the Founders Shares shall be made by wire transfer to such account as each Founder Holding Company shall designate to SAIF in writing at least three (3) Business Days prior to Closing.

4. Representations and Warranties of the Warrantors to SAIF. As of the date hereof each of Warrantors jointly and severally represents and warrants to SAIF as follows:

         4.1      BVI Shanda's Corporate Organization and Authority. BVI Shanda:

                  (a) is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights, and privileges, and in good standing under the laws of the British Virgin Islands;

                  (b) has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now conducted; and

                  (c) has made available to SAIF or its counsel a copy of its minute books. Such copy is true, correct, and complete and contains all amendments and all minutes of meetings and actions taken by the shareholders and directors of BVI Shanda since the time of incorporation through the date of this Agreement and reflects all transactions referred to in such minutes accurately in all material respects.

                                       7
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         4.2      The WFOE's Corporate Organization and Authority. As of
Closing,

                  (a) The WFOE is a wholly foreign-owned entity duly organized, validly existing, authorized to exercise all its corporate powers, rights, and privileges, and in good standing under the laws of the PRC;

                  (b) The WFOE is duly approved by COFTEC and the relevant PRC government agencies and has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now conducted;

                  (c) The WFOE has made available to SAIF or its counsel a copy of its minute books. Such copy is true, correct, and complete and contains all amendments and all minutes of meetings and actions taken by the shareholders and directors of the WFOE since the time of incorporation through the date of this Agreement and reflects all transactions referred to in such minutes accurately in all material respects; and

                  (d) The WFOE will enjoy, upon approval by the relevant authorities, the preferential treatment and benefits (including but not limited to the preferential tax treatment) available generally to wholly foreign-owned entities under applicable PRC laws.

         4.3 Shanghai Shanda's Corporate Organization and Authority. Shanghai Shanda:

                  (a) is a limited liability company duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and in good standing under the laws of PRC;

                  (b) has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted; and

                  (c) has made available to SAIF or its counsel a copy of its minute books. Such copy is true, correct, and complete and contains all amendments and all minutes of meetings and actions taken by the shareholders and directors of Shanghai Shanda since the time of incorporation through the date of this Agreement and reflects all transactions referred to in such minutes accurately in all material respects.

         4.4      Capitalization of BVI Shanda.

                  (a) Capital Stock. After the Restated Memorandum and Articles have been filed and have become effective and immediately prior to the Closing, the authorized capital of BVI Shanda will consist of:

                  (i) Preferred Stock. 30,000,000 shares of Preferred Stock, 19,788,918 shares of which shall be designated as the Series A Preferred Stock, 4,947,230 shares of which shall be designated as the Series A-1 Preferred Stock, and none of which shall be issued and outstanding.

                 (ii) Common Stock. Exactly 186,000,000 shares of Common Stock, of which exactly 100,000,000 shares will be duly and validly issued, fully paid, nonassessable, and

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

         outstanding. Exhibit 4.4(a)(ii) completely and accurately lists all those who will be record and beneficial holders of Common Stock immediately prior to the Closing and the respective amounts of Common Stock held thereby.

                  (b) Reserved Shares. As of the Closing, the following shares of capital stock of BVI Shanda shall have been Reserved: (i) 5,074,082 shares of Series A Preferred Stock for the exercise of the Warrant; (ii) 76,687,978 shares of the Common Stock for the conversion of the Series A Preferred Stock and the Series A-1 Preferred Stock; and (iii) 13,309,880 shares of Common Stock for the grant of options to employees, officers and directors of, and consultants to, the BVI Shanda and the WFOE pursuant to the ESOP (as defined in Section 11.2).

                  (c) Other Securities. Immediately prior to the Closing and save as contemplated by this Agreement or in the Restated Memorandum and Articles, there will be no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, or other rights, agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel BVI Shanda to issue, repurchase or redeem any equity securities of BVI Shanda.

         4.5      Capitalization of the WFOE.

                  (a) Registered Capital. The registered capital of the WFOE is US$10,000,000. No capital contributions have been made to the registered capital of the WFOE. Within 90 days after the date of the WFOE's establishment, the WFOE will have received from BVI Shanda the sum of US$3,000,000 in cash, representing an interest in 30% of the WFOE's registered capital, all of which interest shall be held by BVI Shanda. Any unfunded balance of the registered capital will be funded by BVI Shanda in accordance with the terms of the WFOE's articles of association.

                  (b)      Other Securities. Except as described in paragraph
(a) above, there are no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, or other rights, agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the WFOE to increase or decrease the WFOE's registered capital.

         4.6 Capitalization of Shanghai Shanda. The registered capital of Shanghai Shanda is RMB1,500,000, of which Mr. CHEN Tianqiao holds an interest in 70% and Mr. CHEN Danian holds an interest in 30%. Except as contemplated in the Plan of Restructuring, there are no outstanding rights of first refusal or preemptive rights, warrants, options, conversion privileges, subscriptions, or other agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel Shanghai Shanda to increase or decrease Shanghai Shanda's registered capital.

         4.7 Subsidiaries. Except as disclosed in Exhibit 4.7 or as required in the Plan of Restructuring, at the date hereof, Shanghai Shanda does not have any Subsidiaries, and is not a participant in any joint venture, partnership, or other similar arrangement. Between the date hereof and the Closing, none of the Company Group will acquire any Subsidiaries or become

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party to any joint venture except as required by the Plan of Restructuring or insofar as the cost to acquire such Subsidiary does not exceed RMB1,000,000.

         4.8      Financial Condition.

                  (a)      Shanghai Shanda

                  (i) Except for the Actoz Dispute, there are no debts, liabilities, or claims owed by or against Shanghai Shanda, contingent or otherwise, other than liabilities set forth in the Financial Statements and other than liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date which, individually or in the aggregate, do not constitute a Material Adverse Event. Shanghai Shanda is not a guarantor or indemnitor of, and has not provided security for, any indebtedness of any person, firm or corporation;

                  (ii) Shanghai Shanda has established and maintained a standard system of accounting in accordance with PRC GAAP;

                  (iii) Shanghai Shanda has delivered to SAIF copies of the Financial Statements, together with copies of a statement (the "RECONCILIATION STATEMENT) reconciling under US GAAP Shanghai Shanda's results for the period and net asset value at the end of the period reported in the Financial Statements. These copies are true and complete copies;

                  (iv) The Financial Statements, save as the Actoz Dispute, give a true and fair view of Shanghai Shanda's present financial position as of the dates presented and the results of operations and changes in its financial position for the periods then ended, and have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved, subject to normal year-end adjustments. The Reconciliation Statement fairly and accurately reconciles under US GAAP Shanghai Shanda's results for the period and net asset value at the end of the period reported in the Financial Statements; and

                  (v) All of the accounts receivable and notes receivable owing to Shanghai Shanda as of the date of this Agreement, including without limitation all accounts receivable and notes receivable set forth on the Financial Statements, constitute valid and enforceable claims other than accounts receivable and notes receivable which individually and in the aggregate are not material. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to Shanghai Shanda known to the Warrantors.

                  (b)      BVI Shanda

                  (i) Other than its obligation to contribute registered capital to the WFOE, there are no debts, liabilities, or claims owed by or against BVI Shanda, whether contingent or otherwise. BVI Shanda is not a guarantor or indemnitor of, nor has it provided security for, any indebtedness of any person, firm or corporation;

                  (ii) As of the Closing, BVI Shanda will have established and will maintain a standard system of accounting in accordance with IFRS; and

                  (iii) Except for any amounts which may be owing hereunder, there are no amounts owing to BVI Shanda.

                  (c)      The WFOE

                  (i) There are no debts, liabilities or claims owed by or against the WFOE, whether contingent or otherwise, except for debts, liabilities or claims of Shanghai Shanda set forth in the Financial Statements which may be assumed by the WFOE under the Plan of Restructuring.

                  (ii) The WFOE has established and will maintain a standard system of accounting in accordance with PRC GAAP; and

                  (iii) There are no amounts owing to the WFOE except for amounts set forth in the Financial Statements which may be assigned to the WFOE under the Plan of Restructuring or amounts payable thereto in the form of registered capital. All of the accounts receivable and notes receivable owing to the WFOE constitute valid and enforceable claims, other than accounts receivable and notes receivable which individually and in the aggregate are not material. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to the WFOE known to the Warrantors.

         4.9      Corporate Power.

                  (a) Each member of the Company Group has all requisite legal and corporate power and authority to execute and deliver the Restructuring Documents and to carry out and perform the Restructuring and its obligations under the terms of the Restructuring Documents.

                  (b) BVI Shanda has all requisite legal and corporate power and authority to execute and deliver the Transaction Documents and, at the Closing, to authorize, sell, issue and deliver the Purchased Securities to SAIF, to issue the Series A Preferred Stock upon the exercise of the Warrant, to issue the Series A-1 Preferred Stock as contemplated hereunder in connection with the exchange of the Founders Shares and to issue Common Stock issuable upon conversion of the Series A Preferred Stock or the Series A-1 Preferred Stock, and to carry out and perform its obligations under the terms of the Transaction Documents.

                  (c) Shanghai Shanda has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

         4.10     Authorization.

                  (a) All corporate action on the part of each member of the Company Group and such member's shareholders necessary for the authorization, execution, delivery, and performance of all obligations under the Restructuring Documents has been taken. Upon the execution thereof, the Restructuring Documents shall constitute legally binding and valid obligations of each member of the Company Group, as applicable, enforceable in accordance with their respective terms.

                  (b) All corporate action on the part of BVI Shanda and its shareholders necessary for the authorization, execution, delivery, and performance of all obligations under the Transaction Documents, and, at the Closing for the authorization, issuance, and delivery of the Purchased Securities, the Series A Preferred Stock issuable upon the exercise of the Warrant, the Series A-1 Preferred Stock issuable as contemplated hereunder in connection with the exchange of the Founders Shares and the Common Stock issuable upon conversion of the Series A Preferred Stock or the Series A-1 Preferred Stock, has been taken. The Transaction Documents constitute legally binding and valid obligations of BVI Shanda enforceable in accordance with their respective terms.

                  (c) All corporate action on the part of Shanghai Shanda and its shareholders necessary for the authorization, execution, delivery and performance of all obligations under this Agreement has been taken. This Agreement constitutes the legally binding and valid obligation of Shanghai Shanda, enforceable in accordance with its terms.

         4.11 Validity of Purchased Securities. The Purchased Securities, when issued, sold, and delivered in accordance with the terms and for the consideration expressed in this Agreement, will be duly and validly issued, fully-paid and non-assessable and will be free of any preemption or similar rights, liens or encumbrances. Save as otherwise provided under any of the Transaction Documents, at the Closing, the Series A Preferred Stock issuable upon the exercise of the Warrant has been duly and validly Reserved and, assuming such stock is issued to SAIF, upon issuance will be duly and validly issued, fully-paid and non-assessable and will be free of any preemption or similar rights, liens or encumbrances. Save as otherwise provided under any of the Transaction Documents, at the Closing, the Series A-1 Preferred Stock, when issued and delivered to SAIF in exchange for the Founders Shares, will be duly and validly issued, fully-paid and non-assessable and will be free of any preemption or similar rights, liens or encumbrances. The Common Stock issuable upon the conversion of the Series A Preferred Stock or the Series A-1 Preferred Stock in accordance with the Restated Memorandum and Articles, upon issuance in connection with such conversion, will be duly and validly issued, fully-paid and non-assessable and will be free of any preemption or similar rights, liens or encumbrances other than any liens or encumbrances created by or imposed thereon by the holders.

         4.12 Changes in Condition. Except as specifically contemplated by this Agreement and pursuant to the Plan of Restructuring, and the Actoz Dispute, since the Balance Sheet Date: (a) none of the members of the Company Group has entered into any transaction which was not in the ordinary course of business;
(b) there has been no Material Adverse Event with respect to any member of the Company Group; (c) none of the members of the Company Group has incurred any material tax liability except in the ordinary course of business; (d) there has been no resignation or termination of employment of any Senior Manager of any member of the Company Group, and to the Warrantors' actual knowledge, there is no impending resignation or termination of employment of any Senior Manager of any member of the Company Group that, if consummated, would constitute a Material Adverse Event; (e) there has been no labor dispute involving any member of the Company Group or any of its respective employees and, to the Warrantors' Knowledge, none is pending or threatened that could result in a Material Adverse Event; (f) there has been no waiver by any member of the Company Group of a valuable right or debt owing to such member which would constitute a Material Adverse Event, (g) there has not been any satisfaction or discharge of any material lien, claim, or encumbrance, or any payment of any material obligation by any member of the Company Group, except in the ordinary course of business and (h) there has been no material change to a material contract or arrangement by which or to which any member of the Company Group or any of its assets or properties is bound or subject.

         4.13 Litigation. Except for the Actoz Dispute, there is no action, proceeding, or, to the Warrantors' Knowledge, investigation against any member of the Company Group, pending or threatened, or any basis therefore known to the Warrantors, including action, proceeding or investigation, that questions the validity of the Transaction Documents, the right of Shanghai Shanda to enter into the Restructuring Documents, the right of any member of the Company Group to consummate the transactions contemplated by the Transaction Documents, or that would result, either individually or in the aggregate, in any Material Adverse Event. There is no judgment, decree, or order of any court in effect against any member of the Company Group, and none of members of the Company Group is in default with respect to any order of any governmental authority to which it is a party or by which it is bound. There is no action, suit, proceeding, or investigation by any member of the Company Group currently pending or which any member of the Company Group or presently intends to initiate.

         4.14 Title to Properties; Liens and Encumbrances. Except as the Actoz Dispute, each member of the Company Group has good and marketable title to all its properties and assets, both real and personal, including without limitation all properties and assets set forth on the Financial Statements, and has good title to all its leasehold interests, in each case not being subject to any mortgage, pledge, lien, security interest, conditional sales agreement, encumbrance, or charge, other than: (a) liens of current taxes not yet due and payable and (b) liens and encumbrances which do not materially detract from the value of the property or materially impair the operations of that entity. With respect to the properties and assets leased by Shanghai Shanda, Shanghai Shanda is in compliance with such leases which are in full force and effect, except where non-compliance would not constitute a Material Adverse Event. Shanghai Shanda owns or leases all properties and assets necessary to conduct its business and operations as presently conducted and proposed to be conducted.

         4.15     Proprietary Rights.

                  (a) Except as the Actoz Dispute, each member of the Company Group has sufficient title and ownership of all Intellectual Property necessary for its business as now conducted, and can obtain, on commercially reasonable terms, any additional rights necessary for its business as contemplated in the Business Plan; and (ii) none of the Intellectual Property of any member of the Company Group conflicts with, or will conflict with or constitute an infringement of, the rights of any third party;

                  (b) There are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property of the members of the Company Group, or that grant rights to any other person, to manufacture, license, produce, assemble, market, or sell the products and/or services of any member of the Company Group. Except as set out in the Restructuring Documents, Exhibit 4.15 reflects all options, licenses (other than licenses for off-the-shelf software) or agreements of any kind to which any member of the Company Group is a party which are material to the business of such member of the Company Group, or is bound by, with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights, and processes of any other Person.

                  (c) Except as the Actoz Dispute, none of the members of the Company Group has received any communication in writing alleging that it or its Senior Managers has violated or infringed or, by conducting its business as proposed in the Business Plan, would violate or infringe, nor is aware of any of its own actions that has violated or infringed, any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, or any proprietary rights of another Person;

                  (d) No Senior Manager of any member of the Company Group is obligated under any applicable law or under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of that employee's best efforts to promote the interests of such member of the Company Group or that would conflict with the business of any members of the Company Group as contemplated in the Business Plan;

                  (e) The execution and delivery of each Transaction Document and the Restructuring Documents, the carrying on of the business of each member of the Company Group by the employees of each member of the Company Group, and the conduct of each member of the Company Group's business as proposed in the Business Plan and the Plan of Restructuring, will not conflict with or result in a material breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any employee is now obligated; and

                  (f) Each Senior Manager and key technical employee employed by any member of the Company Group as of Closing will have executed a Non-disclosure, Non-Competition and Proprietary Information Agreement substantially in the form of Exhibit 4.15(f) to this Agreement (a "NON-DISCLOSURE, NON-COMPETITION AND PROPRIETARY INFORMATION AGREEMENT"). The Warrantors, after reasonable investigation, are not aware that any of the Senior Managers, or technical employees employed by any member of the Company Group is in violation thereof, and BVI Shanda and Shanghai Shanda will use their best efforts to prevent any such violation.

         4.16 Taxes. Each member of the Company Group has filed all applicable tax returns required to be filed thereby and such returns are true and complete, and all taxes, assessments, fees, and other governmental charges upon or payable by such member, or upon any of its properties, income, or franchises, shown in its returns to be due and payable, have been paid or, if any of its tax returns has not been filed or if any taxes has not been paid or reserved for, the failure to file or pay would not in the aggregate constitute a Material Adverse Event.

         4.17     Contracts.

                  (a) Legality of Contracts. Save as the Actoz Dispute, all of the contracts and agreements to which each member of the Company Group is a party: (i) with respect to distributors and game developers, with expected receipts or expenditures in excess of US$1,000,000, (ii) otherwise with expected receipts or expenditures in excess of US$1,000,000, (iii) with provisions materially restricting or affecting the development, manufacture, or distribution of the products or services of any members of the Company Group (other than the Nondisclosure, Noncompetition and Developments Agreements referred to in Section 4.15 (f)); or (iv) that provide indemnification by any member of the Company Group with respect to infringements of Intellectual Property, are set forth on Exhibit 4.17. Exhibit 4.17 also sets forth the top five contracts entered into by Shanghai Shanda with carriers in terms of expected receipts or expenditures. Shanghai Shanda has provided SAIF an opportunity to review true and complete copies of all agreements disclosed in
Exhibit 4.15 and Exhibit 4.17, together with any and all amendments or modifications thereto. All of the contracts and agreements set forth in Exhibit
4.15 and Exhibit 4.17 to which members of the Company Group are party are legally binding, valid, enforceable and in full force and effect. The Warrantors have no knowledge of any indication of reduced activity relating to any of the contracts or agreements disclosed in Exhibit 4.15 and Exhibit 4.17 (other than in the ordinary course of business) by any of the parties to such contracts or agreements except as indicated on Exhibit 4.15 or Exhibit 4.17; and

                  (b)      Dividends; Indebtedness. Except as set forth in
Exhibit 4.17 (b), save as the Actoz Dispute, since the Balance Sheet Date, Shanghai Shanda has not: (i) declared or paid any dividends, or authorized or made any distribution, upon or with respect to equity held therein by its shareholders; (ii) incurred any indebtedness for money borrowed or any other liabilities other than as set forth in the Financial Statements or other than incurred in the ordinary course of business; (iii) made any loans or advances exceeding RMB500,000, whether individually or in the aggregate, to any person, other than ordinary advances for travel expenses; or (iv) sold, exchanged, or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

         4.18 Compliance with Other Agreements. None of the members of the Company Group is in violation of any material term or provision of its Memorandum or Articles of Association or equivalent constitutive documents as in effect as of the Closing. Save as the Actoz Dispute, none of the members of the Company Group is in violation of any term or provision of any indebtedness, mortgage, indenture, contract, agreement, judgment or any decree, order, statute, rule, or regulation applicable to that person, in each case, or in the aggregate, the violation of which would constitute a Material Adverse Event. The execution, delivery, and performance of the Transaction Documents by the Warrantors and by any members of the Company Group will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice or otherwise:

                  (a) any provision of Memorandum or Articles of Association or equivalent constitutive documents of any member of the Company Group as in effect at the Closing;

                  (b) any provision of any decree or order to which any member of the Company Group is a party or by which it is bound;

                  (c) any material contract, obligation, or commitment to which a member of the Company Group is a party or by which it is bound; or

                  (d) any statute, rule, or governmental regulation applicable to any member of the Company Group.

         4.19 Employee Relations and Compensation Plans. Shanghai Shanda, together with the WFOE, has about 301 employees, each of whose annual remuneration (excluding benefits of medical insurance, reimbursement of out-of-pocket traveling expenses and moving expenses but including any sign-on bonus) does not exceed $200,000 except as set forth in Exhibit 4.19. BVI Shanda has no employees. Except as required by applicable PRC law, no member of the Company Group is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of the knowledge of the Warrantors, has sought to represent any of the employees, representatives or agents of any member of the Company Group. Subject to applicable laws and regulations and except as set forth in Exhibit 4.19, the employment of each officer and employee of any member of the Company Group is terminable by such member upon not more than one month's notice, without payment of any compensation, other than statutory compensation. Except as required by applicable laws or regulations or as envisioned in Section 11.2, no member of the Company Group is party to or bound by any currently effective deferred compensation agreements, bonus plans, incentive plans, profit sharing plans, retirement agreements, or other employee compensation agreements.

         4.20 Transactions with Affiliates. Except as required in the Plan of Restructuring or as otherwise set forth in Exhibit 4.20, (i) no director or Senior Manager of any member of the Company Group, no spouse, parent, sibling or children of any such director or Senior Manager, and no entity Controlled by any of the foregoing, has any agreement, understanding, proposed transaction with, indebtedness owing to, commitments to make loans or to extend or guarantee credit from any member of the Company Group of any such member other than in the ordinary course of business; (ii) the sum of the value of all agreements, understandings, proposed transactions with, indebtedness owing to, commitments to make loans or to extend or guarantee credit by all members of the Company Group with respect to any director or Senior Manager of any member of the Company Group, the spouse, parents, siblings and children of such director or Senior Manager, and any entity in which such director, Senior Manager or such relatives thereof have a direct or indirect ownership interest of not less than 10%, do not exceed US$500,000; and (iii) no director or Senior Manager of any member of the Company Group, no spouse, parent, sibling or children of any such director or Senior Manager, and no entity Controlled by any of the foregoing, has any direct or indirect ownership interest in any Affiliate of any member of the Company Group or in any firm or corporation that competes with any member of the Company Group, except that any of the foregoing persons may own stock of not more than 3% in publicly traded companies or not more than 10% in privately-held companies that compete with Shanghai Shanda.

         4.21     Governmental and Third Party Consents.

                  (a) Except for those set forth in Exhibit 4.21(a), as of Closing, no material consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority on the part of any members of the Company Group will be required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated in the Restructuring Documents which has not already been secured or effected prior to the Closing.

                  (b) Except for those set forth in Exhibit 4.21 (a), no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, local, or provincial governmental authority on the part of BVI Shanda or Shanghai Shanda is required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated in the Transaction Documents.

         4.22 Permits. Shanghai Shanda has all franchises, permits, licenses, and any similar governmental authority necessary for the conduct of its business as now being conducted (the "Licenses"), and the Warrantors believe that the Company Group can obtain, without undue burden or expense, all Licenses for the conduct of its business as proposed to be conducted in the Business Plan. The Licenses are in full force and effect. To the Warrantors' Knowledge, none of the members of the Company Group is in default in any material respect under any of its Licenses and has not received any written notice relating to the suspension, revocation or modification of any such-Licenses.

         4.23 Full Disclosure. The Business Plan has been drawn up based on reasonable assumptions and does not give a misleading indication of the prospects of the Company Group in any material respect and nothing is omitted from the Business Plan which is necessary to make it not misleading in any material respect.

         4.24     [RESERVED]

         4.25     [RESERVED]

         4.26     [RESERVED]

         4.27 Brokers and Finders. Save for the Hong Kong and Shanghai Banking Corporation Limited, none of the Warrantors has retained any investment banker, broker, or finder and there are no fees or charges due or payable to third parties (other than legal, technical, audit and financial consulting fees) in connection with the transactions contemplated by this Agreement.

         4.28 No Registration Rights. Save for the registration rights to be given to SAIF, none of the members of the Company Group has granted any registration rights to any third party with respect to sales of any of its securities in the United States.

         4.29 Actoz. Exhibit 4.29 sets forth a list of all contracts, agreements, communications, and other material information relating to the Actoz Dispute in respect of which SAIF acknowledges that it has full notice of the contents of those documents and their contents are treated as forming part of the disclosures and limitation to which the relevant warranties in this

Section 4 are subject. Exhibit 4.29 is true and accurate in all material respects and no material information held by the Company is omitted from Exhibit 4.29.

5.       Representations and Warranties of SAIF.

         As of the date hereof, SAIF represents and warrants to BVI Shanda as follows:

         5.1 Authorization. When executed and delivered by SAIF, and assuming execution and delivery by the other parties thereto, each of the Transaction Documents will constitute a legally valid and binding obligation of SAIF, enforceable in accordance with its terms.

         5.2 SAIF's Organization and Authority. SAIF (i) is a limited partnership, duly organized, validly existing, authorized to exercise all its powers, rights and privileges as a limited partnership, and in good standing under the laws of the Cayman Islands and (ii) has the power and authority to own and operate its properties and to carry on its business in accordance with its constitutional documents.

         5.3 Brokers and Finders. SAIF has not retained any investment banker, broker, or finder and there are no fees or charges due or payable to third parties (other than reasonable and customary legal fees and fees for technical and financial consultants in connection with the due diligence investigation of Shanghai Shanda and the Business) in connection with the transactions contemplated by this Agreement.

         5.4 Investment. The Purchased Securities to be received will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof (other than in compliance with applicable securities law). SAIF has no present intention of selling, granting any participation in, or otherwise distributing any of these securities. By executing this Agreement, SAIF further represents that it has no contract, undertaking, agreement, or arrangement with any person to sell, transfer, or warrant participation to that person or to any third person, with respect to any of these securities.

6.       Additional Covenants.

         6.1 Resolutions, Contracts or Commitments. Each of the Warrantors, severally and jointly, covenants with SAIF that, except as required by this Agreement or the Plan of Restructuring, no resolution of the directors, owners, members, partners or shareholders of any member of the Company Group shall be passed nor shall any contract or commitment be entered into prior to Closing without the written consent of SAIF where such consent shall not be unreasonably withheld), except that Shanghai Shanda may carry on its business in the same manner as heretofore and may pass resolutions and enter into contracts so long as they are effected in the ordinary course of business.

         6.2 Subsequent Disclosure. Subject to Section 6.3, if at any time before Closing, any party (the "WARRANTING PARTY") comes to know of any material fact or event which, save for any matter already qualified herein by specific reference to any Exhibit hereto:

                  (a) is in any way materially inconsistent with any of the representations and warranties given by the Warranting Party, and/or

                  (b) suggests that any material fact warranted by the Warranting Party may not be as warranted or may be materially misleading,

the Warranting Party shall give immediate written notice thereof to the other parties, in which event subject to Section 6.3, (i) if the Warranting Party is SAIF, then BVI Shanda may terminate this Agreement without any penalty whatsoever or (ii) if the Warranting Party is a Warrantor, then SAIF may terminate this Agreement without any penalty whatsoever, in the case of either
(i) or (ii), by delivering written notice of such termination, within fourteen
(14) Business Days of receiving the Warranting Party's notice under this Section.

         6.3 Force Majeure. No party shall be entitled to terminate this Agreement if any representation or warranty contained in Section 4 of this Agreement is or becomes untrue, incomplete or inaccurate as a consequence of any Force Majeure Event between the time of signing of this Agreement and Closing. For purposes of this Agreement, "Force Majeure Event" shall mean acts of God, natural disaster, acts of war and acts of computer hackers.

7.       Confidentiality,

         7.1 Disclosure of Terms. The terms and conditions of the Restructuring Documents and Transaction Documents (collectively, the "FINANCING TERMS"), including their existence, shall be considered confidential information and shall not be disclosed by any of the parties hereto to any third party except in accordance with the provisions set forth below.

         7.2 Permitted Disclosures. Notwithstanding the foregoing, (i) Shanghai Shanda, BVI Shanda or SAIF, as appropriate, may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations; (ii) SAIF may disclose any of the Financing Terms to its fund manager and the employees thereof so long as such persons or entities are under appropriate nondisclosure obligations and (iii) BVI Shanda or SAIF may disclose that SAIF is an investor in BVI Shanda to any third parties without the requirement for the consent of any other party.

         7.3 Legally Compelled Disclosure. In the event that any Warrantor or SAIF is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence or content of any of the Financing Terms hereof in contravention of the provisions of this Section 7, such Warrantor or SAIF, as the case may be (the "DISCLOSING PARTY"), shall promptly provide the other parties hereto with written notice of that fact so that such other parties may seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by the other parties hereto.

         7.4      Other Exceptions. Notwithstanding any other provision of this
Section 7, the confidentiality obligations of the parties shall not apply to:
(a) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (b) information which is in the restricted party's possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (c) information which enters the public domain without breach of confidentiality by the restricted party.

         7.5 Other Information. The provisions of this Section 7 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.

         7.6 Notices. All notices required under this Section 7 shall be made pursuant to Section 12.6 of this Agreement.

8. Conditions to SAIF's Obligations at Closing. The obligations of SAIF under Section 3 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by SAIF:

         8.1 Representations and Warranties. The representations and warranties of the Warrantors contained in this Agreement shall be true and accurate in all material respects on and as of the Closing with the same effect as if made on and as of the Closing with reference to the facts and circumstances existing at the Closing.

         8.2 Completion of the Restructuring. SAIF shall have received a certificate from the CEO of the Company certifying the Completion of the Plan.

         8.3      [RESERVED]

         8.4      [RESERVED]

         8.5 Performance. Each member of the Company Group shall have performed or fulfilled in all material respects all the terms, obligations, and conditions in this Agreement required to be performed or fulfilled by such entity before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the sale of the Purchased Securities save for any approval and consent that are necessary for SAIF to perform its obligations under the Agreement.

         8.6 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body that are required under BVI, Hong kong or PRC law in connection with the lawful issuance and sale of securities pursuant to this Agreement shall be duly obtained effective as of the Closing.

         8.7 Proceedings Satisfactory; Compliance Certificate. All corporate and legal proceedings taken by each member of the Company Group in connection with the transactions contemplated by this Agreement and all documents relating to these transactions shall be duly completed which are necessary to the signing and delivery hereof and the performance hereunder of the obligations of such member of the Company Group. BVI Shanda shall have delivered to SAIF a certificate dated as of the Closing, signed by any director of BVI Shanda (other than, any director nominated to such position by SAIF), certifying that the conditions set forth in this Section 8 have been satisfied.

         8.8      [RESERVED]

         8.9 Restated Memorandum and Articles. The Restated Memorandum and Articles shall have been duly adopted by BVI Shanda by all necessary corporate action of the Board of Directors and shareholders of BVI Shanda. BVI Shanda shall have filed its Restated Memorandum and Articles with the Registrar of Companies of the British Virgin Islands, which Restated Memorandum and Articles shall be in full force and effect as of the Closing.

         8.10 Reservation of Underlying Stock. The Series A Preferred Stock issuable upon the exercise of the Warrant and the Common Stock issuable on conversion of the Series A Preferred Stock or the Series A-l Stock shall have been duly authorized and Reserved.

         8.11 Legal Opinions. BVI Shanda shall have delivered to the Company legal opinions issued by Grandall in the form attached hereto as EXHIBIT H, and Conyers, Dill & Pearman, as British Virgin Islands counsel to BVI Shanda, and Herbert Smith, in form and substance reasonably satisfactory to SAIF.

         8.12     [RESERVED]

         8.13     [RESERVED]

         8.14 SAIF shall have completed legal due diligence investigation of Shanghai Shanda to its reasonable satisfaction within fifteen Business Days after signing of this Agreement and shall have received a copy of the finalized and signed Shanda Networking Co., Ltd. Agreed-upon Procedures in substantially the same form and substance as the draft Shanda Networking Co. Ltd. Agreed-upon Procedures dated December 31, 2002.

         8.15     [RESERVED]

         8.16     Additional Documents. BVI Shanda shall have delivered to SAIF:

                  (a) a copy of the Restated Memorandum and Articles certified by a director of BVI Shanda to be a true and complete copy thereof;

                  (b) a copy of the register of members of BVI Shanda as at the date of the Closing, certified by a director of BVI Shanda to be a true and complete copy thereof; and

                  (c) a copy of each of the Restructuring Documents duly executed by all parties set forth therein or issued by the appropriate government agency.

9. Conditions to BVI Shanda's Obligations at Closing. The obligations of BVI Shanda under Section 3 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by BVI Shanda:

         9.1 Representations and Warranties. The representations and warranties of SAIF contained in Section 5 of this Agreement shall be true and complete in all material respects on and as of the Closing with the same effect as if made on and as of the Closing with reference to the facts and circumstances existing at the Closing.

         9.2 Proceedings Satisfactory. All corporate and legal proceedings taken by SAIF in connection with the transactions contemplated by this Agreement and all documents relating to these transactions shall be duly completed which are necessary to the signing and delivery hereof and the performance hereunder of the obligations of SAIF.

10.      Long-Stop Date.

         In the event that any condition to the Closing hereunder is not fulfilled or waived within thirty (30) Business Days of the signing of this Agreement, this Agreement shall terminate with immediate effect. Notwithstanding any termination of this Agreement, the obligations of the parties specified in
Section 7, Section 12.1, Section 12.2, Section 12.3, Section 12.6 and Section
12.12 shall continue unimpaired and in full force and effect and (ii) such termination shall not relieve any party from any liability hereunder for any misrepresentation or for the breach of any warranty, agreement or obligation hereunder.

11.      Post-Closing Covenants of BVI Shanda, Shanghai Shanda and the Founders.

         11.1 Information Rights Relating to PFIC. On or prior to a Qualified IPO, BVI Shanda will furnish SAIF, upon request, as promptly as practicable, such information as SAIF shall reasonably request from time to time to determine whether any member of the Company Group is a passive foreign investment company within the meaning of Section 1296 of the United States Internal Revenue Code of 1986, as amended.

         11.2 Employee Stock Ownership Plan. Following the Closing, BVI Shanda will establish an employee stock ownership plan (an "ESOP"), pursuant to which the board of directors may grant employees, officers, directors or consultants (each a "PLAN BENEFICIARY") of BVI Shanda or the WFOE options to purchase Common Stock or sell shares of Common Stock ("RESTRICTED STOCK") to Plan Beneficiaries. Except as set forth below, the terms of the ESOP shall be subject to the consent of SAIF.

                  (a) The number of shares of Restricted Stock issued under the ESOP, together with any shares of Common Stock issuable upon the exercise of options granted under the ESOP, shall not exceed 13,309,880, which equals to 10% of the post-Closing total capitalization of BVI Shanda (assuming the exercise of all of the options granted under the ESOP) (as adjusted for stock splits, stock dividends, reverse stock splits and the like). The per share purchase price paid by any Plan Beneficiary for Restricted Stock and the exercise price per share for options granted under the ESOP will not be less than the per share purchase price of the Series A Preferred Stock hereunder. No employee, officer, director or consultant of the Company shall be eligible to participate in the ESOP who owns more than 6,654,940 (as adjusted for stock splits, stock dividends, reverse stock splits and the like).

                  (b) Unless otherwise unanimously approved by the board of directors of BVI Shanda, in connection with any grant of Restricted Stock to a Plan Beneficiary under the ESOP, so long as the Plan Beneficiary remains an employee, officer, director or consultant of BVI Shanda or the WFOE, then 25% of such stock will vest at the end of the first anniversary of the grant and an additional 25% thereof will vest at the end of each of the following three anniversaries. In the event that a Plan Beneficiary is no longer employed by either BVI Shanda or the WFOE, then BVI Shanda or a designee thereof (to the extent permissible under applicable securities laws) shall have the right to repurchase any unvested shares of Restricted Stock held by such Plan Beneficiary at a price equal to the lower of the original purchase price paid therefor by the Plan Beneficiary or the current fair market value thereof.

                  (c) Unless otherwise unanimously approved by the board of directors of BVI Shanda, in connection with any grant of options to a Plan Beneficiary under the ESOP, so long as the Plan Beneficiary remains an employee, officer, director or consultant of BVI Shanda or the WFOE, then on the first anniversary of the grant, such options shall be exercisable with respect to 25% of the underlying shares of Common Stock and, at the end of each of the following three anniversaries, shall be exercisable with respect to an additional 25% of such shares. In the event that a Plan Beneficiary is no longer employed by either BVI Shanda or the WFOE, then any options granted to such Plan Beneficiary under the ESOP which remain unexercisable shall expire.

         11.3 Future Employees. BVI Shanda shall use commercially reasonable endeavors to cause each future Senior Manager and key technical employee of BVI Shanda and its Subsidiaries, to deliver to BVI Shanda an executed
Non-disclosure, Non-competition and Proprietary Information Agreement or a service contract which includes comparable terms and conditions.

         11.4     [RESERVED]

         11.5 Commitment of Funding. BVI Shanda shall use its proceeds from the allotment and issue of the Purchased Securities for business expansion, capital expenditures and general working capital requirements of the Company Group as permitted by the budget and business plan of the Company duly approved by BVI Shanda's board of directors (for avoidance of doubt, the budget and the Business Plan of the Company for 2003 have already been proved.

         11.6     [RESERVED]

         11.7     Conduct of Business. BVI Shanda shall procure that:

                  (a) All necessary approvals and consents required for the vesting in BVI Shanda or the WFOE, as applicable, of title to and ownership of technology and related assets and intellectual property rights for the operation of the Business contemplated in the Business Plan shall be obtained as soon as practicable and in accordance with the relevant rules and regulations (including without limitation, any time limits imposed thereunder); and

                  (b) In connection with any technology or other intellectual property related to the business of the Company Group which is developed by or belongs to Shanghai Shanda from time to time or at any time, if required by SAIF, the parties shall cause Shanghai Shanda to assign all right, title and interest in such intellectual property to the WFOE or, in the event it is not possible to so assign the intellectual property, to grant the WFOE an exclusive, royalty-free, transferable license in perpetuity to use such intellectual property throughout the universe, all such arrangements which shall be documented in form and substance reasonably satisfactory to SAIF.

12.      Miscellaneous.

         12.1 Governing, Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region, excluding those laws that direct the application of the laws of another jurisdiction.

         12.2     Dispute Resolution

                  (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

                  (b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the "CENTRE"). There shall be three arbitrators, who shall be qualified to practice Hong Kong law. In the event that the parties have not agreed on all arbitrators to constitute the arbitral panel within 30 days after a notice of arbitration, the Secretary General of the Centre shall appoint arbitrators to fill any unfilled positions on the panel.

                  (c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 12.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 12.2 shall prevail.

                  (d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of Hong Kong and shall not apply any other substantive law.

                  (e) Each party to an arbitration hereunder shall cooperate with the other in making full disclosure of and providing complete access to all information and documents reasonably requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party and rights of privileges to which the parties or their advisors may enjoy.

                  (f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

                  (g) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

         12.3     Limitation on Liability for Relevant Claims.

                  (a) No Relevant Claim shall be made unless written notice thereof ("Claim Notice") is served on the Warrantors before the earliest of (i) four years from the date hereof, (ii) the date of a Qualified IPO, and (iii) the date any Series A Preferred Stock or Series A-l Preferred Stock is redeemed pursuant to the terms thereof. Such Claim Notice shall set forth in reasonable detail the basis of the Relevant Claim.

                  (b) SAIF shall not make any Relevant Claim against the Warrantors unless the amount of all losses, costs, expenses, fees, liabilities and damages ("DAMAGES") sustained by SAIF with respect thereof, together with the amount of all Damages in connection with other Relevant Claims (excluding Damages represented by legal fees or advisory fees in making the Relevant Claim) which may have arisen or may arise hereunder, exceeds RMB3,000,000, in which case SAIF shall be entitled to make all Relevant Claims.

                  (c) The aggregate amount of the liability of the Warrantors in respect of the aggregate of all Relevant Claims and all claims for breach of any other provision of this Agreement shall not exceed US$45,000,000 and all liabilities of the Warrantors with respect to Relevant Claims shall extinguish and be fully discharged upon the redemption of all of the outstanding Preferred Stock.

                  (d) A Relevant Claim shall not be enforceable against the Warrantors and shall be deemed to have been withdrawn unless any legal proceedings in connection with it are commenced within six months after a Claim Notice is first served on the Warrantors.

                  (e) The Warrantors shall not be liable in respect of a Relevant Claim to the extent it relates to any matter provided for, included as liability or disclosed in the Financial Statements.

         12.4 Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

         12.5 Headings. The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

         12.6 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when received when sent by facsimile at the number set forth below (or hereafter amended by subsequent notice to the parties hereto), with printed confirmation sheet verifying successful transmission of the facsimile; (c) 10 Business Days after deposit in the mail as certified mail, receipt requested, postage prepaid and addressed to the other party as set forth below; or (d) 4 Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth below, provided that the sending party receives a confirmation of delivery from the delivery service provider.

         To:           SHANGHAI SHANDA

         Attention:    Mr. Chen Tianqiao

         Address:      1289 South Pudong Road,
                       Hua Rong Plaza, 21st Floor
                       Shanghai 200122, China
         Tele. No.:    86-21-5050-4720 Ext. 8888
         Fax No.:      86-21-5050-4721

         To:           BVI SHANDA

         Attention:    Mr. Chen Tianqiao
         Address:      1289 South Pudong Road,
                       Hua Rong Plaza, 21st Floor
                       Shanghai 200122, China
         Tele. No.:    86-21-5050-4720 Ext. 8888
         Fax No.:      86-21-5050-4721

         To:           SAIF

         Attention:    Jing Huang
         Address:      8 Jian Guo Men Bei Dajie
                       China Resource Building, Suite 1001
                       Beijing 100005, China
         Tele. No.:    86-10-8519-2020
         Fax No.:      86-10-8519-2048

         cc:           SAIF

         Attention:    Brandon Lin
         Address:      Suites 2115-2118
                       Two Pacific Place
                       88 Queensway, Hong Kong
         Tele. No.:    852-2918-2206
         Fax No.:      852-2234-9116

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 12.6 by giving the other parties written notice of the new address in the manner set forth above.

         12.7 Amendment of this Agreement. Any provision of this Agreement may be amended by a written instrument signed by SAIF and the Warrantors.

         12.8 Dollar Amounts. Unless otherwise specified, all dollar amounts in this Agreement are stated in, and shall be interpreted to be, dollars of the currency of the United States of America.

         12.9 Entire Agreement; Successors and Assigns. Except as specifically referenced in this Agreement, this Agreement, together with all Exhibits to this Agreement, constitute the entire contract among the parties with respect to the subject matter of this Agreement. Any prior or contemporaneous agreement, discussion, understanding, or correspondence among the parties (including any prior representations or warranties given by the parties) regarding the purchase of capital stock of BVI Shanda is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and assigns of the parties to this Agreement.

         12.10 Survival of Warranties. The representations, warranties, and covenants of SAIF and the Warrantors contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing.

         12.11 Further Assurances. From and after the date of this Agreement, upon the request of SAIF, the Warrantors shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

         12.12 Expenses. Shanghai Shanda agrees to pay SAIF US$100,000 as administrative expenses to cover the costs and expenses already and to be incurred by SAIF in conducting due diligence on Shanghai Shanda and in preparing, negotiating and executing all documentation, including the expenses of SAIF's outside legal counsel, if the transactions contemplated hereby are consummated. If the transactions contemplated hereby are not consummated, Shanghai Shanda agrees to pay (1) the fees and disbursements of O'Melveny & Myers LLP, counsel to SAIF, up to US$30,000 and (2) SAIF an amount equal to US$20,000 as full payment of the expenses incurred by SAIF in connection with its financial due diligence of Shanghai Shanda.

         12.13 Exclusivity. Prior to the Closing, each of the Warrantors agrees, jointly and severally, with SAIF that they will not make and/or maintain any form of contact with any other potential investors, whether private or institutional or corporate, for the purpose of raising funds for Shanghai Shanda or its Subsidiaries or Affiliates, without the prior written consent of SAIF.

               [Remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, the parties to this Agreement have executed this Plan of Restructuring and Securities Purchase Agreement as of the date first above written.

                                         SPIRIT HIGH VENTURES LIMITED

                                         By:    /s/ Chen Tianqiao     2003/01/29
                                                --------------------------------
                                         Name:  Chen Tianqiao
                                         Title: CEO

                                         SHANGHAI SHANDA INTERNET DEVELOPMENT
                                         CO., LTD.

                                         By:    /s/ Chen Tianqiao     2003/01/29
                                                --------------------------------
                                         Name:
                                         Title:

                                         SB ASIA INFRASTRUCTURE FUND L.P.

                                         By:    /s/ Andrew Y. Yan  Jan. 29, 2003
                                                --------------------------------
                                         Name:  Andrew Y. Yan
                                         Title: Authorized Signatory

                                         LUCK JOY VENTURES LTD.

                                         By:    /s/ Chen Danian       2003/01/29
                                                --------------------------------
                                         Name:
                                         Title:

                                         TWIN LUCK VENTURES LTD.

                                         By:    /s/ Chen Tianqiao     2003/01/29
                                                --------------------------------
                                         Name:
                                         Title:

                                         CHEN TIANQIAO

                                         /s/ Chen Tianqiao            2003/01/29
                                         ---------------------------------------

                                         CHEN DANIAN

                                         /s/ Chen Danian              2003/01/29
                                         ---------------------------------------